AmeriServe Logo

FOR IMMEDIATE RELEASE


Contact:    Samantha Crosby
            (972) 338-7302


                AMERISERVE COMPLETES ACQUISITION OF PROSOURCE


            DALLAS, May 21, 1998 -- AmeriServe Food Distribution, Inc., a subsidiary of Holberg Industries, Inc., and ProSource, Inc. (Nasdaq:PSDS) announced today the completion of the merger of the two companies. The transaction is valued at approximately $320 million.

            "The combination of ProSource and AmeriServe significantly strengthens our position as one of the largest foodservice distributors in North America," said John V. Holten, Chairman and CEO of AmeriServe. "With the acquisition of ProSource now complete, we will continue our focus of providing the best service to our customers at the most competitive price."

            As specified in the merger agreement, each share of ProSource's outstanding common stock has now been converted into a right to receive $15.00 per share in cash. AmeriServe has appointed The Bank of New York as the paying agent for the redemption of these rights, which will commence in the near future. AmeriServe also refinanced all of ProSource's outstanding debt. ProSource expects that its common stock will cease trading on Nasdaq when the stock closes this afternoon.

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            AmeriServe is one of North America's largest foodservice
distributors. With the acquisition of ProSource, AmeriServe employs 8,500 people with 1998 expected sales of approximately $9 billion. It serves 38,000 restaurants in the United States, Canada and Mexico, including Applebee's, Arby's, Burger King, Chick-fil-A, Chili's, Dairy Queen, KFC, Lone Star Steakhouse, Long John Silver's, Olive Garden, Pizza Hut, Red Lobster, Sonic, Taco Bell, TCBY, TGI Friday's and Wendy's. AmeriServe is headquartered in Dallas and will maintain an office in Coral Gables, Florida.

            Holberg Industries, Inc. is a privately owned, diversified service company headquartered in Greenwich, Connecticut. Along with AmeriServe, Holberg owns APCOA/Standard Parking, Inc., one of the largest operators of paid parking facilities in North America. Holberg employs approximately 16,200 people, with 1998 expected sales of approximately $10 billion.



            Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains certain forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. AmeriServe undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence or non occurrence of anticipated revenue.


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